Exhibit 99.1

CVR Partners Reports 2018 Fourth Quarter and Full-Year Results
And Announces Cash Distribution of 12 cents

•	Achieved significant year-over-year environmental, health and safety improvements at both facilities.

•	Added unit train capabilities through new Coffeyville rail loading rack, which enhanced our geographic reach and reduced distribution costs.

•	Maintained high utilization rates during fourth quarter 2018.

•	Declared a fourth quarter 2018 cash distribution of 12 cents per unit, the first distribution since the first quarter 2017.

SUGAR LAND, Texas (Feb. 20, 2019) - CVR Partners, LP (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (UAN) fertilizer products, today announced a fourth quarter 2018 net loss of $1 million, or 1 cent per common unit, on net sales of $98 million, compared to a net loss of $27 million, or 24 cents per common unit, on net sales of $78 million for the prior year period. Adjusted EBITDA was $33 million for the fourth quarter of 2018, compared to $8 million for the fourth quarter of 2017.

For full year 2018, CVR Partners had a net loss of $50 million, or 44 cents per common unit, on net sales of $351 million, compared to a net loss of $73 million, or 64 cents per common unit, on net sales of $331 million for full year 2017. Adjusted EBITDA for full year 2018 was $90 million, compared to $67 million for the previous year.

“Higher netback pricing and increased utilization rates led to improved 2018 fourth quarter and full-year results for CVR Partners,” said Mark Pytosh, Chief Executive Officer of CVR Partners’ general partner. “We also are pleased to report that CVR Partners generated positive distributable cash in the 2018 fourth quarter and declared a 12 cent per unit distribution.”

“While a wet fall created unfavorable application conditions for nitrogen fertilizer, we currently expect the missed tonnage will be applied in the spring,” Pytosh said, “In addition, we anticipate the corn planted this spring should increase by 3 million to 5 million acres, leading to strong nitrogen fertilizer demand.”

Consolidated Operations

For the fourth quarter of 2018, consolidated average realized gate prices for UAN and ammonia were $180 per ton and $324 per ton, respectively. Consolidated average realized gate prices for UAN and ammonia were $132 per ton and $264 per ton, respectively, for the same period in 2017.

CVR Partners’ fertilizer facilities produced a combined 209,000 tons of ammonia during the fourth quarter of 2018, of which 59,000 net tons were available for sale while the rest was upgraded to other fertilizer products, including 357,000 tons of UAN. In the 2017 fourth quarter, the fertilizer facilities produced 200,000 tons of ammonia, of which 64,000 net tons were available for sale while the remainder was upgraded to other fertilizer products, including 306,000 tons of UAN.

Distributions

CVR Partners also announced that, on Feb. 20, 2019, the Board of Directors of its general partner declared a fourth quarter 2018 cash distribution of 12 cents per common unit, which will be paid on March 11, 2019 to common unitholders of record on March 4, 2019.

CVR Partners is a variable distribution master limited partnership. As a result, its distributions, if any, will vary from quarter to quarter due to several factors, including, but not limited to, its operating performance, fluctuations in the prices received for its finished products, maintenance capital expenditures, and cash reserves deemed necessary or appropriate by the Board of Directors of its general partner.

Fourth Quarter 2018 Earnings Conference Call

CVR Partners previously announced that it will host its fourth quarter and full-year 2018 Earnings Conference Call on Thursday, Feb. 21, at 11 a.m. Eastern. This Earnings Conference Call may also include discussion of the Partnership’s developments, forward-looking information and other material information about business and financial matters.

The fourth quarter and full-year 2018 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Partners’ website at www.CVRPartners.com. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029. The webcast will be archived and available through March 7 at https://edge.media-server.com/m6/p/xbygitmc. A repeat of the call can be accessed through March 7 by dialing (877) 660-6853, conference ID 13687295.

# # #
Qualified Notice
This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward-Looking Statements
This news release contains forward-looking statements. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: ammonia and UAN pricing; distributable cash and distributions including the amounts and timing thereof; application of tonnage in the spring; increasing in corn planted this spring by 3 million to 5 million acres or at all; strong nitrogen fertilizer demand; operating performance; reserves; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including (among others) impacts of planting season on our business, general economic and business conditions and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Partners disclaims any intention or obligation to update publicly or revise its forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, CVR Partners, LP is a Delaware limited partnership focused on the production, marketing and distribution of nitrogen fertilizer products. It primarily produces urea ammonium nitrate (UAN) and ammonia, which are predominantly used by farmers to improve the yield and quality of their crops. CVR Partners’ Coffeyville, Kansas, nitrogen fertilizer manufacturing facility includes a 1,300 ton-per-day ammonia unit, a 3,000 ton-per-day UAN unit and a dual-train gasifier complex having a capacity of 89 million standard cubic feet per day of hydrogen. CVR Partners’ East Dubuque, Illinois, nitrogen fertilizer manufacturing facility includes a 1,075 ton-per-day ammonia unit and a 1,100 ton-per-day UAN unit.

For further information, please contact:

Investor Contact:
Jay Finks
CVR Partners, LP
(281) 207-3588
InvestorRelations@CVRPartners.com

Media Relations:
Brandee Stephens
CVR Partners, LP
(281) 207-3516
MediaRelations@CVRPartners.com

Non-GAAP Measures

Our management uses certain non-GAAP performance measures to evaluate current and past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures defined below.

During the fourth quarter of 2018, management revised its internal and external use of non-GAAP measures to eliminate adjustments to earnings before interest, tax, depreciation and amortization (“EBITDA”) for business interruption insurance recoveries. Refer to the revised definition below for further information.

EBITDA - Net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.

Adjusted EBITDA - EBITDA adjusted to exclude turnaround expense and other non-recurring items which management believes are material to an investor’s understanding of the Partnership’s underlying operating results.

Available Cash for Distribution - Adjusted EBITDA reduced for cash reserves established by the board of directors of our general partner for (i) debt service, (ii) maintenance capital expenditures, (iii) turnaround expenses and, to the extent applicable, (iv) reserves for future operating or capital needs that the board of directors of our general partner deems necessary or appropriate, if any. Available cash for distribution may be increased by the release of previously established cash reserves, if any, and other excess cash, at the discretion of the board of directors of our general partner.

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to our operating performance as compared to other publicly traded companies in the refining industry, without regard to historical cost basis or financing methods and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. See “Non-GAAP Reconciliations” section included herein for reconciliation of these amounts.

Items or Events Impacting Comparability

During the fourth quarter of 2018, the Partnership recognized a $6.1 million business interruption insurance recovery associated with prior period outages at its Coffeyville, Kansas (the “Coffeyville Facility”). The recovery is recorded in the Other Income (Expense) line item. Prior year amounts, which were not material, were conformed to the current year presentation.

Refer to the “Non-GAAP Measures” section above for discussion of the change made during the fourth quarter of 2018 to the Partnership’s definition of Adjusted EBITDA.

Coffeyville Facility
During 2018, we had a planned, full facility turnaround lasting 15 days and incurred approximately $6.4 million in turnaround expense in the second quarter of 2018.
During 2017, our third-party air separation unit experienced a shut down. Paired with this shut down and subsequent operational challenges, we experienced unplanned UAN downtime of 11 days during the second quarter of 2017.
East Dubuque Facility
During 2017, we had a planned, full facility turnaround lasting 14 days and incurred approximately $2.6 million in turnaround expense in the third quarter of 2017. Additionally, during the fourth quarter of 2017, we experienced unplanned downtime totaling 12 days.

CVR Partners, LP
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per unit amounts)	2018	2017	2018	2017

Net sales (1)	$98,118	$78,192	$351,082	$330,802
Operating costs and expenses:
Cost of materials and other (exclusive of depreciation and amortization)	27,263	21,501	88,461	84,874
Direct operating expenses (exclusive of depreciation and amortization)	37,851	41,566	159,319	156,357
Depreciation and amortization	18,709	19,109	71,575	73,986
Cost of sales	83,823	82,176	319,355	315,217
Selling, general and administrative expenses	6,069	6,880	25,023	25,630
Loss on asset disposals	230	(36)	390	233
Operating income (loss)	7,996	(10,828)	6,314	(10,278)
Other income (expense):
Interest expense, net	(15,507)	(15,735)	(62,588)	(62,845)
Other income (expense), net	6,100	(586)	6,201	555
Loss before income tax expense	(1,411)	(27,149)	(50,073)	(72,568)
Income tax expense (benefit)	(40)	256	(46)	220
Net loss	$(1,371)	$(27,405)	$(50,027)	$(72,788)

Net loss per common unit - basic and diluted	$(0.01)	$(0.24)	$(0.44)	$(0.64)
Distributions declared per common unit	—	—	—	0.02

EBITDA *	$32,805	$7,695	$84,090	$64,263
Adjusted EBITDA*	$32,805	$7,695	$90,489	$66,848
Available cash for distribution*	$14,119	$(10,231)	$9,843	$(9,675)

Weighted-average common units outstanding:
Basic and Diluted	113,283	113,283	113,283	113,283
________________________________
* See “Non-GAAP Reconciliations” section below reconciliation of these amounts.

(1)        Below are the components of net sales:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2018	2017	2018	2017

Reconciliation to net sales:
Fertilizer sales	$86,182	$67,264	$309,216	$290,401
Freight in revenue	9,658	9,150	33,567	32,788
Other	2,278	1,778	8,299	7,613
Total net sales	$98,118	$78,192	$351,082	$330,802

Selected Balance Sheet Data:

(in thousands)	As of December 31, 2018	As of December 31, 2017

Cash and cash equivalents	$61,776	$49,173
Working capital	71,346	61,895
Total assets	1,254,388	1,234,276
Total long-term debt	628,989	625,904
Total liabilities	754,562	684,423
Total partners’ capital	499,826	549,853

Selected Cash Flow Data:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2018	2017	2018	2017

Net cash flow provided by (used in):
Operating activities	$5,116	$(17,704)	$32,234	$10,400
Investing activities	(4,781)	(3,100)	(19,631)	(14,556)
Financing activities	—	—	—	(2,266)
Net increase (decrease) in cash and cash equivalents	$335	$(20,804)	$12,603	$(6,422)

Capital Expenditures:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2018	2017	2018	2017

Maintenance capital expenditures	$3,854	$2,960	$15,526	$14,089
Growth capital expenditures	138	141	4,280	467
Total capital expenditures	$3,992	$3,101	$19,806	$14,556

Key Operating Data:

Ammonia Utilization Rates (1)

	Two Years Ended December 31,
(percent of capacity utilization)	2018	2017

Consolidated	93%	92%
Coffeyville	92%	94%
East Dubuque	93%	89%
______________________________

(1)
Reflects our ammonia utilization rates on a consolidated basis and at each of our facilities. Utilization is an important measure used by management to assess operational output at each of the Partnership’s facilities. Utilization is calculated as actual tons produced divided by capacity. We present our utilization on a two-year rolling average to take into account the impact of our current turnaround cycles on any specific period. The two-year rolling average is a more useful presentation of the long-term utilization performance of our plants. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With our efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well we operate.

Sales and Production Data

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Consolidated sales (thousand tons):
Ammonia	46	84	202	286
UAN	364	303	1,289	1,255

Consolidated product pricing at gate (dollars per ton) (2):
Ammonia	$324	$264	$328	$280
UAN	$180	$132	$173	$152

Consolidated production volume (thousand tons):
Ammonia (gross produced) (3)	209	200	794	815
Ammonia (net available for sale) (3)	59	64	246	268
UAN	357	306	1,276	1,268

Feedstock:
Petroleum coke used in production (thousand tons)	139	117	463	488
Petroleum coke used in production (dollars per ton)	$41	$13	$28	$17
Natural gas used in production (thousands of MMBtus) (4)	2,000	1,839	7,933	7,620
Natural gas used in production (dollars per MMBtu) (4)	$4.06	$3.24	$3.28	$3.24
Natural gas in cost of materials and other (thousands of MMBtus) (4)	1,854	2,153	7,122	8,052
Natural gas in cost of materials and other (dollars per MMBtu) (4)	$3.50	$3.17	$3.15	$3.26
______________________________

(2)
Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.

(3)
Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.

(4)	The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.

Key Market Indicators

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Ammonia - Southern plains (dollars per ton)	$423	$315	$370	$314
Ammonia - Corn belt (dollars per ton)	479	340	424	358
UAN - Corn belt (dollars per ton)	255	190	219	192

Natural gas NYMEX (dollars per MMBtu)	$3.75	$2.92	$3.08	$3.02

Non-GAAP Reconciliations:

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2018	2017	2018	2017

Net loss	$(1,371)	$(27,405)	$(50,027)	$(72,788)
Add:
Interest expense, net	15,507	15,735	62,588	62,845
Income tax expense (benefit)	(40)	256	(46)	220
Depreciation and amortization	18,709	19,109	71,575	73,986
EBITDA	$32,805	$7,695	$84,090	$64,263
Add:
Turnaround expenses	—	—	6,399	2,585
Adjusted EBITDA	$32,805	$7,695	$90,489	$66,848

Reconciliation of Net Cash Provided By (Used In) Operating Activities to EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2018	2017	2018	2017
Net cash provided by (used in) operating activities	$5,116	$(17,704)	$32,234	$10,400
Adjustments:
Less:
Interest expense, net	15,507	15,735	62,588	62,845
Income tax expense (benefit)	(40)	256	(46)	220
Change in working capital	15,317	13,908	(2,256)	(640)
Other non-cash adjustments	(3,095)	(4,500)	(8,430)	(8,562)
EBITDA	$32,805	$7,695	$84,090	$64,263

Reconciliation of Adjusted EBITDA to Available Cash for Distribution

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2018	2017	2018	2017

Adjusted EBITDA	$32,805	$7,695	$90,489	$66,848
Less:
Debt service	(14,708)	(14,967)	(59,372)	(59,849)
Maintenance capital expenditures	(3,978)	(2,959)	(14,870)	(14,089)
Turnaround expenses	—	—	(6,404)	(2,585)
Available cash for distribution	$14,119	$(10,231)	$9,843	$(9,675)

Available cash for distribution, per common unit	$0.12	$(0.09)	$0.09	$(0.09)

Common units outstanding (in thousands)	113,283	113,283	113,283	113,283